VANGUARD REAL ESTATE FUND I,
                 A SALES-COMMISSION-FREE INCOME PROPERTIES FUND

                            SECRETARY'S CERTIFICATE


     The undersigned, Raymond J. Klapinsky, being the duly elected and acting Secretary of Vanguard Real Estate Fund I, A Sales-Commission-Free Income Properties Fund (the "Fund"), hereby certifies that attached hereto as Exhibit A is a true and complete copy of a Plan of Liquidation and Termination duly adopted by the Trustees of the Fund (including a majority of the unaffiliated Trustees) at a meeting duly called therefor on December 12, 1994, at which meeting a quorum was present and acting throughout. Such resolutions have not been modified or repealed and remain in full force and effect as of the date hereof.

     IN WITNESS WHEREOF, I have hereunto set my hand to this Certificate as of this 21st day of December, 1994.


                              _______________________________________
                              Raymond J. Klapinsky
                              Secretary

                              Vanguard Real Estate Fund I,
                              A Sales-Commission-Free Income Properties
                              Fund











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                                                            Exhibit A

                         VANGUARD REAL ESTATE FUND I,
                A SALES-COMMISSION-FREE INCOME PROPERTIES FUND

                      PLAN OF LIQUIDATION AND TERMINATION


     WHEREAS, Vanguard Real Estate Fund I, A Sales-Commission-Free Income Properties Fund (the "Fund"), is a business trust organized pursuant to the laws of the Commonwealth of Massachusetts; and

     WHEREAS, the Fund has operated as a "real estate investment trust" under Sections 856-859 of the Internal Revenue Code of 1986, as amended the ("Code"); and

     WHEREAS, the Fund was organized in 1986 as a "finite life" real estate investment trust, with a then-contemplated duration of between seven and twelve years; and

     WHEREAS, pursuant to Section 8.1 of the Fund's Amended and Restated Declaration of Trust, dated as of September 10, 1986 (as subsequently amended, the "Declaration of Trust"), the Trustees of the Fund have the discretion to determine in good faith whether and when the Fund should be liquidated and terminated, if and so long as the termination occurs not later than September 10, 2001; and

     WHEREAS, the Trustees have determined in good faith that it is in the best interest of the Fund and the Shareholders for the Fund to be liquidated and terminated in accordance with the Plan of Liquidation hereby adopted:

     NOW THEREFORE, BE AND IT HEREBY IS RESOLVED that the Fund be completely liquidated in accordance with Section 331 of the Code.

     FURTHER RESOLVED, that the Trustees and officers of the Fund be and they hereby are authorized and directed to complete and carry out the Plan of Liquidation as hereinafter set forth.

     FURTHER RESOLVED, that, without limiting the generality of the foregoing, the following Plan of Liquidation be and it hereby is adopted:

     1. TERMS. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Declaration of Trust of the Fund.

     2. IRS FILING. Within thirty days of the date of the adoption of this Plan of Liquidation by the Trustees, an IRS Form 966 shall be properly filed with the appropriate office of the Internal Revenue Service.

     3. LIQUIDATION OF ASSETS. In furtherance of this Plan of Liquidation, the Fund shall sell, exchange or otherwise dispose of all of its assets to the extent, for such consideration and upon such terms and conditions as the Trustees of the Fund deem expedient and in the best interest of the Fund and its Shareholders. All assets remaining after the payment of or provision for the payment or satisfaction of all liabilities or obligations of the Fund shall, to the extent not already consisting of cash, be converted into cash at public or private sale.

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     4.   PAYMENT OF DEBTS.  Prior to any final distribution to its
Shareholders, the Fund shall promptly pay or provide for the payment or satisfaction of all debts, expenses, taxes, liabilities (whether known, unascertained, contingent or unmatured) and all other obligations of the Fund, including expenses of dissolution, liquidation and termination of existence.

     5. LIQUIDATION DISTRIBUTION. Following the payment or provision for the payment or satisfaction of the Fund's liabilities and obligations pursuant to paragraph 3 above, the Fund shall distribute its remaining cash and assets to Shareholders of the Fund in such amounts and at such times as shall be determined by the Trustees in their sole discretion and consistent with the Fund's Declaration of Trust and its maintaining its status as a "real estate investment trust" under the Code. Distributions may be made in installments from time to time or as a whole. Upon payment of the liquidation distribution (or final liquidation distribution, if made in installments), each Shareholder of the Fund shall be given notice to deliver to the Fund, or to a trust to which the assets of the Fund may have been transferred, the certificates representing all of the shares of the Fund owned by such Shareholder. The cash of the Fund as determined under paragraphs 4 and 5 above shall be divided among the Shareholders on a pro rata basis. If a Shareholder's certificate of shares of beneficial interest in the Fund has been lost, stolen or destroyed, such Shareholder may be required to furnish the Fund with satisfactory evidence of the loss, theft or destruction thereof, together with a reasonable undertaking or indemnity satisfactory to the Fund, as a condition to the receipt of any distribution. The complete liquidation of the Fund shall be completed within 24 months of the date of the adoption of this Plan of Liquidation.

     6. TERMINATION. As promptly as practicable after the payment of or provision for the payment or satisfaction of all liabilities and obligations of the Company, and upon the taking of any act required to be taken under the laws of the Commonwealth of Massachusetts, the Fund shall be terminated in accordance with the laws of the Commonwealth of Massachusetts.

     7. CESSATION OF BUSINESS. After the adoption of this Plan of Liquidation, the Fund shall not engage in any business activities except for the purposes of preserving the values of its assets, adjusting and winding up its business affairs, and making any liquidation distribution in accordance with the Plan of Liquidation. The Trustees now in office and, at their pleasure, the officers of the Fund, shall continue in office solely for these purposes. Unless and until the decision to proceed with the Plan of Liquidation is reversed by the Fund's Trustees, no new business operations will be explored or undertaken by the Fund.

     8. POWER OF THE TRUSTEES. The Trustees and, if authorized by the Trustees, the officers of the Fund, shall have authority to do or authorize any and all acts and things as provided for in this Plan of Liquidation and any and all such further acts and things as they may consider desirable to carry out the purposes of this Plan of Liquidation, including the execution and filing of all such certificates, documents, information returns, tax returns, and other documents which may be necessary or appropriate to implement this Plan of Liquidation. The Trustees may authorize such variations from or amendments to the provisions of this Plan of Liquidation as may be necessary or appropriate to effectuate the complete liquidation, dissolution and termination of existence of the Fund, and the distribution of its assets to its Shareholders in accordance with the laws of the Commonwealth of Massachusetts. The death, resignation, or other disability of any Trustees, or officer of the Fund shall not impair the authority of the surviving or remaining Trustees or officers to exercise any of the powers provided for in the Plan of Liquidation. Upon such death, resignation, or other disability, the surviving or remaining Trustees, or, if there be none, the surviving or remaining officers, shall have authority to fill the vacancy or vacancies created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining Trustees or officers to exercise any of the powers provided for in this Plan of Liquidation.



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
     After the effective date of termination of the Fund, the Trustees shall continue to act as Trustees and shall have full power to wind up and settle the Fund's affairs, and the Fund shall cease to carry on business except to the extent necessary for the beneficial winding up thereof. The powers and duties of the Trustees of the Fund shall include, but are not limited to, the following acts in the name and on behalf of the Fund: (a) to elect officers and employ agents and attorneys to liquidate or wind up its affairs; (b) to continue the conduct of the business of the Fund only insofar as necessary for the disposal or winding up thereof; (c) to carry out contracts and collect, pay, compromise and settle debts for or against the Fund; (d) to defend suits brought against the Fund; (e) to sue in the name of the Fund for all sums due or owing to the Fund or to recover any of its property; and (f) in general, to make contracts and to do any and all things in the name of the Fund which may be proper or convenient for the purposes of winding up, settling and liquidating the affairs of the Fund.

     9. LIQUIDATING TRUST. If advisable for any reason to complete the liquidation and distribution of the Fund's assets to the Shareholders of the Fund, and subject to approval of the liquidating trustee by Shareholders of the Fund if such approval is deemed advisable by the Trustees, the Trustees may at any time (including after its dissolution) transfer to a liquidating trust any or all remaining assets of the Fund. The liquidating trust will succeed to all of the then-remaining assets of the Fund, including the reserve for contingent or unsatisfied liabilities and obligations of the Fund and any liabilities and obligations of the Fund expressly not assumed by any purchaser of the Fund's assets. The sole purposes of the liquidating trust will be to prosecute and defend suits by or against the Fund, to enable the Fund to settle and close the business of the Fund, to dispose of and convey the assets of the Fund, to satisfy the remaining liabilities and obligations of the Fund, and to distribute the remaining cash to the Fund's Shareholders. The Trustees may appoint a trustee or trustees to act as trustee or trustees of the liquidating trust on such terms and conditions as the Trustees determine. It is intended that any liquidating trust so established qualify as a "liquidating trust", as such term is defined in Treasury Regulation 301.7701-4(d).

     In the event it is determined by a majority of the Trustees that an entity or entities different in form but similar in purpose to a liquidating trust, such as an escrow or partnership, is more appropriate to the administration and completion of the liquidation, then the Trustees shall take all steps necessary to establish such other entity or entities. Such an entity or entities shall be administered, to the extent possible, in the same manner as provided with respect to the liquidating trust contemplated above.

     10. AMENDMENTS. The Trustees of the Fund may modify or amend this Plan of Liquidation and, prior to the final termination of the Trust, may abandon this Plan of Liquidation without further action to the extent permitted by the laws of the Commonwealth of Massachusetts.

     11. INDEMNIFICATION OR INSURANCE. The obligation of the Fund to indemnify and reimburse its trustees, officers, employees or affiliates pursuant to Section 7.4 of the Fund's Declaration of Trust or otherwise shall survive the liquidation and dissolution of the Fund, but may be satisfied only out of the assets of any reserve fund or liquidating trust which has assumed the liability therefor or the proceeds of insurance therefor, but not from distributions made to shareholders. The Trustees shall have the power and authority after the termination of the Fund to purchase, continue and maintain insurance as may be necessary to cover the Fund's indemnification obligations, and the Trustees also shall have the power and authority to satisfy any of the indemnification obligations of the Fund out of the assets of the Fund, including assets held by an agent or a trust or other entity.

     12. COSTS. The Trustees are authorized, empowered and directed to pay all legal, accounting, printing, appraisal and other fees and expenses of persons rendering services to the Fund in connection with adoption and/or implementation of this Plan of Liquidation.


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     13.  AGENT FOR SHAREHOLDERS.  In order to effect a final distribution of its remaining cash and investments to its Shareholders, the appropriate officers of the Fund are hereby authorized to appoint an agent for Shareholders of the Fund, if such action is deemed advisable by the Trustees. The Fund shall deliver to such agent for the Shareholders the cash to be distributed to the Shareholders as determined under paragraph 4 above. Such liquidation distribution will be distributable to the Shareholders by the agent for Shareholders as soon as practicable after receipt of the funds from the Fund to those Shareholders who have delivered their certificates representing shares of the Fund or other satisfactory evidence as provided for in paragraph 4 above. The remainder of such cash will be held for the account of those Shareholders who have not delivered their share certificates or other satisfactory evidence. No interest shall accrue at any time on any cash held by the agent for Shareholders.

     14. APPROVAL AND EFFECTIVE DATE. In accordance with the provisions of Section 8.1 of the Declaration of Trust, this Plan of Liquidation shall be and become effective upon its approval by a majority of Trustees of the Fund then in office (including a majority of Unaffiliated Trustees).